Certificate No.1 Shares: **[XXX]**

# Flint Int'l Services, Inc.

Incorporated under the BVI Business Companies Act, 2004 (as amended)

1641502

This certifies that [shareholder] is the registered holder of
[XXX] ordinary shares in the above-named company

Given under the Common Seal of the Company
(or signed by a director of the Company)

Dated: ______________________________

Director/Seal ______________________________